UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2007

Warner Music Group Corp.

(Exact name of Co-Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Co-Registrant’s telephone number, including area code: (212) 275-2000

WMG Acquisition Corp.

(Exact name of Co-Registrant as specified in its charter)

Delaware	333-121322	68-0576630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Co-Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Co-Registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On May 8, 2007, Warner Music Group Corp. (the “Company”) announced plans to implement changes intended to better align the Company’s workforce with the changing nature of the music industry. These changes are part of the Company’s continued evolution from a traditional record and songs-based business to a music-based content company and its ongoing management of its cost structure. The changes include a continued redeployment of resources to focus on new business initiatives to help the Company diversify its revenue streams, including digital opportunities. The realignment plan is also designed to improve the operating effectiveness of our current businesses and to realign our management structure to, among other things, effectively address the continued development of digital distribution channels along with the decline of industry-wide CD sales.

The Company intends to enhance its effectiveness, flexibility, structure and performance by reducing and realigning long-term costs. This will primarily consist of the reorganization of management structures to more adequately and carefully address regional needs and new business requirements, to reduce organizational complexity and to improve leadership channels. The Company also intends to continue to shift resources from our physical sales channels to efforts focused on digital distribution and emerging technologies and other new revenue streams. Part of the plan will also result in the outsourcing of some back-office functions as a cost-savings measure. In connection with these reductions, the Company expects to incur a charge ranging from $55 million to $65 million for severance and related benefits. In addition, the Company expects to incur implementation charges ranging from $10 million to $15 million related to consulting fees, costs of temporary workers and stay bonuses. All of these restructuring and implementation costs will be paid in cash. To implement such changes, the Company expects to reduce its headcount by approximately 400 employees. The Company expects the majority of any cost savings to be offset by new hirings and ongoing investment focused on new business initiatives such as the Company’s ongoing digital and video business initiatives.

The Company anticipates that the changes described above will be implemented by the end of fiscal year 2007. The Company also expects to incur substantially all of the costs associated with the restructuring plan by the end of the current fiscal year. Total costs of the restructuring plan are estimated to range from $65 million to $80 million. Approximately $12 million of restructuring costs were incurred in the Company’s fiscal second quarter of 2007, consisting primarily of the elimination of duplicative positions and redirecting of resources to growth areas of the Company’s businesses in Europe.

ITEM 8.01.	OTHER EVENTS

Music Capital Partners, L.P. (“Music Capital”) has notified the Company that, as required by the terms of its partnership agreement, Music Capital has made a liquidating distribution of all 14,195,930 shares of common stock of the Company held by it to its partners. Music Capital made this distribution on May 7, 2007. These shares represent approximately 9.5% of the Company’s outstanding common stock as of such date. Music Capital’s partnership agreement requires that the Music Capital partnership dissolve and commence winding up by the second anniversary of the Company’s May 2005 initial public offering.

Edgar Bronfman, Jr., a director and the Chairman and Chief Executive Officer of the Company, is the managing member of the ultimate general partner of Music Capital, and as such, may have been deemed to have had beneficial ownership of all shares of common stock held by Music Capital. As a result of the dissolution of Music Capital and the concurrent dissolution of one of its limited partners with similar dissolution provisions, Mr. Bronfman received 758,057 shares of common stock directly and may be deemed to have beneficial ownership of an additional 3,969,790 shares of common stock formerly held by Music Capital that have been distributed to trusts related to Mr. Bronfman. When added to the 3,284,869 shares previously held by Mr. Bronfman directly, Mr. Bronfman may be deemed to beneficially own an aggregate of 8,012,716 shares or 5.4% of the Company’s outstanding common stock as of May 7, 2007.

Len Blavatnik, a director of the Company, is a controlling person of one of the distributees of the Music Capital distribution. Mr. Blavatnik may be deemed to have beneficial ownership of 3,531,089 shares, or 2.4% of the Company’s outstanding common stock, formerly held by Music Capital that have been distributed to this entity, as of May 7, 2007.

The shares held by Music Capital had been subject to a stockholders agreement among Music Capital, Thomas H. Lee Partners, L.P. and its affiliates (“THL”), Bain Capital and its affiliates (“Bain Capital”), Providence Equity Partners, Inc. and its affiliates (“Providence”) and certain other parties. The shares distributed by Music Capital will cease to be subject to the voting and other provisions of the stockholders agreement, except that pursuant to the terms of the stockholders agreement Music Capital has assigned piggyback registration rights to certain of the distributees. THL, Bain Capital and Providence continue to beneficially own an aggregate number of 93,348,993, or approximately 62% of the Company’s outstanding shares as of May 7, 2007.

The Company will not receive any proceeds from these “in-kind” distributions or from any resales of these shares of common stock by the distributees. All of these shares will remain eligible for resale from time to time, subject to contractual and Securities Act restrictions, if any.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Co-Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Warner Music Group Corp.

Date: May 8, 2007	By:	/s/ Michael D. Fleisher
Michael D. Fleisher
Chief Financial Officer

WMG Acquisition Corp.

Date: May 8, 2007	By:	/s/ Michael D. Fleisher
Michael D. Fleisher
Chief Financial Officer

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